EXHIBIT 10.49

INDEMNIFICATION AGREEMENT

          AGREEMENT dated effective as of February 13, 2004, between StarTek, Inc., a Delaware corporation (the “Company”), and                    (the “Indemnitee”).

          WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available; and

          WHEREAS, Indemnitee is or wishes to serve as a director and/or officer of the Company; and

          WHEREAS, Article VIII of the Certificate of Incorporation of the Company and Article V of the By-Laws of the Company require the Company to indemnify and advance expenses to its directors and officers to the full extent authorized and permitted by the Delaware General Corporation Law, and allows for the provision of additional indemnification rights to directors or officers by separate agreement; and

          WHEREAS, Indemnitee has been serving and continues to serve, or will serve, as a director and/or officer of the Company in part in reliance on such provisions of the Certificate of Incorporation and By-Laws; and

          WHEREAS, the DGCL contains a provision stating that the indemnification provisions of the DGCL are not to be deemed exclusive of any other rights to which persons seeking indemnification may be entitled under any By-Law of the Company, any agreement or otherwise; and

          WHEREAS, Article V of the Company’s By-Laws provides that the indemnification and expense advances provided by or granted pursuant to Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or expense advances may be entitled under any agreement; and

          WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to encourage Indemnitee’s service to the Company in an effective manner, the Company wishes to provide in this Agreement for the indemnification of, and the advancing of expenses to, Indemnitee to the fullest extent (whether partial or complete) authorized and permitted by law and the Company’s By-Laws, and to such extent as may be provided for in this Agreement; and

          WHEREAS, to the extent insurance is maintained the Company wishes to provide in this Agreement for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

          NOW, THEREFORE, in consideration of the premises and of Indemnitee’s service or continued service to the Company directly or, at its request, to any other Enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. CERTAIN DEFINITIONS. Capitalized words not otherwise defined herein shall have the following meanings:

          a. “Claim” shall mean any threatened, pending or completed action, suit or proceeding, or alternative dispute resolution mechanism, or any inquiry or investigation, whether instituted by the Company or any other party (including, without limitation, in the right of the Company).

          b. “DGCL” shall mean the Delaware General Corporation Law, as amended from time to time.

          c. “Enterprise” shall mean any enterprise other than the Company, including any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other entity or enterprise.

          d. “Expenses” shall mean (i) all costs, expenses and obligations (including attorneys’ fees and costs, the fees and costs of consultants and experts, and reasonable out-of-pocket travel costs incurred by any of such persons or by Indemnitee), incurred in connection with investigating, defending, being a witness in, being interviewed in connection with, or participating in (including on appeal), or preparing to defend, to be a witness in, to be interviewed by, or to participate in, any Claim relating to any Indemnifiable Event, (ii) any judgment, fine, penalty or amount to be paid in settlement of any Claim relating to an Indemnifiable Event, and (iii) any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

          e. “Indemnifiable Event” shall mean any circumstance, event or occurrence related to the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of any other Enterprise, or by reason of anything done or not done, or alleged to have been done or not done, by Indemnitee in any such capacity.

          f. “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have been retained by or otherwise performed services for the Company or Indemnitee within the previous three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements).

          g. “Reviewing Party” shall mean, as to any situation in which Indemnitee is an officer or director at the time of the determination, (i) directors of the Company who are not parties to the Claim or a committee of such directors designated by majority vote of such directors (each of which shall make decisions by majority vote), (ii) if there are no such directors, or if such directors so direct, by Independent Legal Counsel, or (iii) such other person(s) who may be designated as provided by the DGCL. “Reviewing Party” shall mean, as to any situation in which Indemnitee is not an officer or a director at the time of the determination, Independent Legal Counsel.

          2. BASIC INDEMNIFICATION ARRANGEMENT.

          a. General Rules. Subject to the provisions of Section 8 hereof, in the event Indemnitee was, is or becomes a party to or witness or other participant in, or is interviewed in connection with, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent authorized and permitted by law, the Company’s By-Laws and the terms of this Agreement, as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Expenses.

          Notwithstanding the foregoing sentence, in no event shall Indemnitee be entitled to indemnification pursuant to this Agreement for any liability finally adjudged by a court of competent jurisdiction (and after the exhaustion or lapse of all rights of appeal) to have arisen (x) under Section 16(b) of the Securities Exchange Act of 1934; (y) under federal or state securities laws for actions or conduct specifically found to constitute “insider trading”, or (z) from actions or conduct on the part of Indemnitee which is specifically found to constitute fraud or bad faith, or to have created an unlawful personal benefit to Indemnitee; provided, however, to the extent any of the foregoing conduct is raised as a defense to indemnification of Indemnitee, such defense shall be permitted only as to Claims specifically and solely involving the foregoing, and to the extent the indemnification request also involves Claims or portions of Claims not involving the foregoing or as to which the foregoing are only a part, the extent of Indemnitee’s indemnification shall be governed by the provisions of Section 5 hereof.

          The Company shall advance all Expenses incurred by Indemnitee as soon as practicable but in any event no later than five (5) business days after the Company is presented with a written demand by Indemnitee for payment of such Expenses (an “Expense Advance”), subject only to the reimbursement obligation of Indemnitee as provided in Section 2(b)(ii). Expenses incurred in defending any proceeding shall be advanced by the Company prior to the final disposition of the proceeding. In submitting any invoice for such Expenses, Indemnitee shall not be required to submit any information which Indemnitee has been advised by Indemnitee’s counsel could reasonably be expected to result in the waiver of the attorney-client privilege or would constitute attorney work product.

          b. Conditions. Notwithstanding the provisions of Section 2(a) hereof:

               (i) the obligations of the Company to indemnify Indemnitee pursuant to Section 2(a) hereof shall be subject to the condition that the Reviewing Party shall have determined (in a written opinion (which may be a so-called “reasoned opinion” in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee would be permitted to be indemnified under the DGCL, and under the Company’s Certificate of Incorporation or By-laws or this Agreement; and

               (ii) an Expense Advance to Indemnitee pursuant to Section 2(a) hereof shall be subject to the condition that, if, when and to the extent that the Reviewing Party is unable to determine that Indemnitee would be permitted to be so indemnified under applicable law, or under the Company’s Certificate of Incorporation or By-laws or this Agreement, the Company shall be entitled to reimbursement by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. (If the Reviewing Party is Independent Legal Counsel, such inability to make such determination shall be deemed to have occurred if Independent Legal Counsel is unable to provide a written opinion, which may be a so-called “reasoned opinion,” that Indemnitee would be permitted to be so indemnified under applicable law, or under the Company’s Certificate of Incorporation or By-laws or this Agreement.) Indemnitee’s obligation, if any, to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged on such obligation, and the Expense Advance shall be made without any right of the Company to demand from Indemnitee any information or assurances concerning Indemnitee’s ability to repay the Expense Advance; but

               (iii) No determination under clause (i) above shall be required to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Claim or as to any issue or issues arising in connection with such Claim.

          c. Judicial Review. If a Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law or if the Reviewing Party does not make such determination within 30 days after Indemnitee requests that a determination be made, Indemnitee shall have the right to commence litigation in any court of competent jurisdiction and in which venue is proper seeking an initial determination by the court or challenging any such determination by a Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. If Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by a Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

          3. SELECTION OF INDEPENDENT LEGAL COUNSEL. If the Reviewing Party is Independent Legal Counsel, then with respect to all matters concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement, the Company’s Certificate of Incorporation or By-laws or any other agreement now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). If the Reviewing Party is Independent Legal Counsel, then Independent Legal Counsel shall render its written opinion (which may be a so-called “reasoned opinion”) to the Company and Indemnitee whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of such Independent Legal Counsel and to fully indemnify such Independent Legal Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

          4. INDEMNIFICATION FOR ADDITIONAL EXPENSES. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees and costs, the fees and costs of consultants and experts, and reasonable out-of-pocket travel costs incurred by any of such persons or by Indemnitee), and, if requested by Indemnitee, shall (within two (2) business days after such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee (a) for indemnification or advance payment of Expenses by the Company under this Agreement, the Company’s Certificate of Incorporation or By-laws or any other agreement now or hereafter in effect relating to Claims for Indemnifiable Events, and (b) for recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

          5. PARTIAL INDEMNITY, ETC. If Indemnitee is entitled under any provision of Delaware law, the Company’s Certificate of Certificate or By-laws or this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts reasonably paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts reasonably paid in settlement) of a Claim but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith, but if such indemnification is specifically determined to be unlawful, then Indemnitee shall be entitled to a fair apportionment of Expenses so that Indemnitee receives indemnification to the maximum extent lawful.

          6. BURDEN OF PROOF. In connection with any determination by a Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

          7. PRESUMPTIONS. For purposes of this Agreement, the termination of any Claim, action, suit or proceeding, by judgment, order or reasonable settlement (whether with or without court approval), shall create a presumption that Indemnitee is entitled to indemnification with respect to such Claim, action, suit or proceeding unless such judgment, order or settlement specifically provides or establishes that Indemnitee did not meet any particular standard of conduct or have any particular belief necessary to indemnification, or specifically states, in the case of a judgment or court-approved settlement, that the court has determined that indemnification is not permitted by applicable law. For purposes of this Agreement, the termination of any criminal action or proceeding upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that the court in such action or proceeding has determined that indemnification is not permitted by applicable law. In addition, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, neither the failure of a Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by a Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

          8. NOTIFICATION OF ACTION, ETC.; ASSUMPTION BY COMPANY OF CONDUCT OR DEFENSE OF SAME.

          a. Notification. Promptly after receipt by Indemnitee or the Company, of any notice or document respecting the commencement of any action, suit, proceeding, inquiry or investigation which names, involves or may involve Indemnitee relating to any matter concerning which Indemnitee may be entitled to indemnification or advancement of Expenses pursuant to this Agreement, the DGCL, or the Certificate of Incorporation or By-laws of the Company, the party receiving such notice or document will promptly notify the other of the receipt of same, but the failure on the part of Indemnitee to so notify the Company will not relieve the Company from any obligation or liability which it may have to Indemnitee for indemnification or advancement of Expenses pursuant to this Agreement, the DGCL, the Certificate of Incorporation or By-laws of the Company.

          b. Expense Advance; Assumption of Conduct or Defense. With respect to any such action, suit, proceeding, inquiry or investigation:

               (i) if Indemnitee intends to request an Expense Advance, Indemnitee will provide the Company prior notice of Indemnitee’s intention to incur Expenses and seek an Expense Advance; and

               (ii) except as otherwise provided below, to the extent that it may deem desirable, the Company, individually, or jointly with any other indemnifying party, may assume the conduct or defense of such action, suit, proceeding, inquiry or investigation, but if the Company elects to assume the conduct or defense thereof, it will notify Indemnitee of its choice of legal counsel and offer Indemnitee an opportunity to discuss such choice of legal counsel with one of the Company’s executive officers. After notice from the Company to Indemnitee of the Company’s election to assume the conduct or defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal fees or expenses of counsel or fees and costs of consultants or experts to Indemnitee subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, except as otherwise approved by the Company or as provided below in clauses (A) and (B) of this Section 8(b)(ii), and except that the Company will continue to be liable to Indemnitee for other Expenses that do not constitute legal fees or expenses of counsel or fees and costs of consultants and experts to Indemnitee. Upon the Company’s assumption of the conduct or defense of such action, suit, proceeding, inquiry or investigation as provided herein, Indemnitee shall have the right to employ counsel to represent Indemnitee in such action, suit, proceeding, inquiry or investigation but the fees and expenses of such counsel incurred after the Company’s assumption of the conduct or defense thereof shall be at the expense of Indemnitee unless (A) counsel to Indemnitee has reasonably concluded that there is a material conflict of interest between the Company and Indemnitee in the conduct or defense of such action, suit, proceeding, inquiry or investigation, or (B) the Company has not in fact employed counsel in a timely manner to assume the conduct or defense of such action, suit, proceeding, inquiry or investigation, or fails at any time to diligently act in the conduct or defense of such action, suit, proceeding, inquiry or investigation, in each of which cases the Expenses of Indemnitee shall be advanced or reimbursed in accordance with the provisions of this Agreement on a going forward basis beginning on the date that an event or circumstance described in (A) or (B) has occurred. The Company shall not settle any action, suit, proceeding, inquiry or investigation in any manner which would impose on Indemnitee any penalty or limitation, financial or otherwise, or which does not result in an unconditional release of Indemnitee from all claims arising in connection with such action, suit, proceeding, inquiry or investigation, unless in any such case Indemnitee gives Indemnitee’s written consent, which Indemnitee may withhold in Indemnitee’s discretion.

          9. NONEXCLUSIVITY, ETC. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the provisions of the Company’s Certificate of Incorporation or By-Laws, the DGCL or otherwise. To the extent that a change in the DGCL (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the provisions of the Company’s Certificate of Incorporation or By-Laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. In the event of any change in the DGCL (whether by statute or judicial decision) which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder. To the extent that there is a conflict between the Company’s Certificate of Incorporation or By-Laws and the provisions of this Agreement, it is the desire of the parties hereto that such conflict be resolved by affording Indemnitee the broadest indemnification permissible under Delaware law, the Company’s Certification of Incorporation, the Company’s By-Laws or the provisions of this Agreement. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to be an officer or director of the Company or to serve any capacity for which an Indemnifiable Event may occur.

          10. LIABILITY INSURANCE. The Company agrees to maintain directors’ and officers’ liability insurance at levels as high as, with scopes of coverage as broad as, and with insurers as well rated as that insurance maintained by the Company as of the date of this Agreement, for a period of at least five years after Indemnitee ceases to be an officer or director of the Company. To the extent the Company maintains any other insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer, and such coverage shall continue for the benefit of Indemnitee after Indemnitee ceases to be an officer or director of the Company or to serve in any other capacity for which an Indemnifiable Event could occur. The Company will cause the insurer under any policy described in this Section 10 to provide to Indemnitee a certificate to the effect that no amendment, cancellation, termination, reduction in coverage, or other change in the policy will become effective unless the insurer has given at least 30 days’ notice to Indemnitee.

          11. PERIOD OF LIMITATIONS. No legal action shall be brought by the Company, and no cause of action shall be asserted by or in the right of the Company, against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of one year from the date such cause of action arises, and any claim or cause of action by or in the right of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such one-year period, but if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern. Indemnitee shall not be prohibited from bringing an action against the Company under this Agreement by virtue of any statute of limitations or by virtue of the doctrines of estoppel or laches, and the Company waives all rights under any such statutes and doctrines.

          12. ATTRIBUTION OF OTHERS’ ACTIONS OR CONDUCT. In connection with determinations respecting Indemnitee’s rights to indemnification and Expense Advances pursuant to Delaware law, the Company’s Certificate or By-laws or this Agreement, or Indemnitee’s rights to any other benefits conferred thereunder or hereunder, the actions or conduct of other persons, including officers of the Company or other members of the Company’s Board of Directors, shall not be attributed to Indemnitee absent specific proof that Indemnitee had actual knowledge of such actions or conduct and specifically approved such actions or conduct in writing or at a properly called meeting at which minutes of proceedings were kept and votes of participants recorded.

          13. AMENDMENTS, ETC. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          14. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all necessary documents and take all necessary action to enable the Company to exercise such rights.

          15. NO DUPLICATION OF PAYMENTS. The indemnification provisions of this Agreement do not limit the right of Indemnitee to recover under any insurance policy maintained by the Company. If, with respect to any Expenses, Indemnitee receives an insurance policy indemnification payment which, together with any indemnification payment made by the Company, exceeds the amount of the Expenses, then Indemnitee will promptly repay the excess to the Company.

          16. BINDING EFFECT, ETC. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company, or as a director, officer, employee, trustee, agent or fiduciary of any other Enterprise at the Company’s request.

          17. ATTORNEYS’ FEES. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action.

          18. SEVERABILITY. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

          19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

          20. NOTICES. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to any party will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or delivered by courier or, if receipt is confirmed, delivery by telecopier:

To the Company:	StarTek, Inc.
100 Garfield Street
Denver, Colorado 80206
Attention: President
Telecopy: (303) 388-9970

With a copy (which will not constitute notice) to:

Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
Attention: Blair L. Lockwood
Telecopy: (303) 607-3600

To Indemnitee:

Telecopy:

          Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been given on the date of delivery which in the case of deliveries by telecopier will be the date of the sender’s confirmation (or, if delivered after business hours, on the next business day in Denver, Colorado).

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

STARTEK, INC., a Delaware corporation

By:

Name:

Title:

INDEMNITEE